Exhibit 6

SCHEDULE OF TRANSACTIONS

Name of Account	Date of Transaction	Nature of Transaction	Quantity of Shares	Weighted-Average Price Per Share
Master Fund	04/18/22	Sale	22,592	$15.1211 (1)
Master Fund	04/18/22	Sale	66,281	$15.5783 (2)
Master Fund	04/19/22	Sale	66,056	$15.588 (3)
Master Fund	04/20/22	Sale	128,126	$15.7169 (4)
Master Fund	04/21/22	Sale	101,416	$15.4402 (5)
Master Fund	04/21/22	Sale	54,067	$16.3396 (6)
Master Fund	04/21/22	Sale	500,000	$15.50
Master Fund	04/22/22	Sale	73,356	$15.0893 (7)

1.
This price is a weighted average price. These shares of Common Stock were sold in multiple transactions at prices ranging from $14.44 to $15.43, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in footnote 1 through 7 herein.

2.	This price is a weighted average price. These shares of Common Stock were sold in multiple transactions at prices ranging from $15.44 to $15.81, inclusive.
3.	This price is a weighted average price. These shares of Common Stock were sold in multiple transactions at prices ranging from $15.39 to $15.80, inclusive.
4.	This price is a weighted average price. These shares of Common Stock were sold in multiple transactions at prices ranging from $15.37 to $15.995, inclusive.
5.	This price is a weighted average price. These shares of Common Stock were sold in multiple transactions at prices ranging from $15.11 to $16.10, inclusive.
6.	This price is a weighted average price. These shares of Common Stock were sold in multiple transactions at prices ranging from $16.11 to $16.69, inclusive.
7.	This price is a weighted average price. These shares of Common Stock were sold in multiple transactions at prices ranging from $14.845 to $15.55, inclusive.